Exhibit 99.1
IBEX Reports Record Quarterly Revenue and Strong EPS
•Quarterly revenue grew 6.1% versus prior year quarter - highest growth in 9 quarters
•Strong adjusted EBITDA margin expansion year-over-year - 10 out of the last 11 quarters
•Adjusted EPS of $0.59 - an increase of 36% to prior year quarter
•Raises guidance on revenue and lower end of EBITDA range
•Repurchased approximately 3.6 million shares from TRGI during the second quarter of fiscal year 2025, representing 21% of our shares outstanding and eliminating controlled company status

WASHINGTON, DC— February 6, 2025 —IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced financial results for its second fiscal quarter ended December 31, 2024.

	Three months ended December 31,				Six months ended December 31,
($ millions, except per share amounts)	2024	2023	Change		2024	2023	Change
Revenue	$140,682	$132,634	6.1%		$270,399	$257,243	5.1%
Net income	$9,268	$6,075	52.6%		$16,799	$13,500	24.4%
Net income margin	6.6%	4.6%	200	bps	6.2%	5.2%	100	bps
Adjusted net income (1)	$9,615	$8,024	19.8%		$18,647	$15,598	19.5%
Adjusted net income margin (1)	6.8%	6.0%	80	bps	6.9%	6.1%	80	bps
Adjusted EBITDA (1)	$16,537	$14,324	15.4%		$32,125	$28,035	14.6%
Adjusted EBITDA margin (1)	11.8%	10.8%	100	bps	11.9%	10.9%	100	bps
Earnings per share - diluted (2)	$0.57	$0.33	73.6%		$1.00	$0.72	38.0%
Adjusted earnings per share - diluted (1,2)	$0.59	$0.44	36.3%		$1.11	$0.84	32.5%

(1)See accompanying Exhibits for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(2)The current period percentages are calculated based on exact amounts, and therefore may not recalculate exactly using rounded numbers as presented.

“Coming off an outstanding start to fiscal year 2025, I am thrilled to report another quarter of record financial results,” said Bob Dechant, ibex CEO. “Q2 saw our highest revenue growth for ibex in two years with revenues growing over 6%. Our growth continues to be driven by winning new clients and increasing market share within our embedded base clients. These key wins resulted in 14% revenue growth in our most profitable offshore regions. I am also excited to report that we have continued to add key AI opportunity wins that will be deployed in the second half of the year that are expected to drive accretive revenue and margin.”

“Q2 fiscal year 2025 was a strong quarter on all profitability metrics as adjusted EPS grew 36%, adjusted EBITDA grew 15%, and adjusted net income increased 20%, compared to prior year quarter,” added Dechant. “Beyond this, over the last three months we completed a number of important strategic actions, highlighted by the $70 million share repurchase from The Resource Group International Limited (“TRGI”) in November, which has numerous benefits including removing our controlled company status, the additions of JJ Zhuang and Patrick McGinnis to our Board of Directors, and the most recent addition to our Board in January, Karen Batungbacal.”

Second Quarter Financial Performance
Revenue
•Revenue of $140.7 million, an increase of 6.1% from $132.6 million in the prior year quarter. Growth in HealthTech (+31.2%), Travel, Transportation and Logistics (+16.7%), and Retail & E-commerce (+4.4%), was partially offset by declines in the FinTech vertical (-14.7%).

Net Income and Earnings Per Share
•Net income increased to $9.3 million compared to $6.1 million in the prior year quarter. Diluted earnings per share increased to $0.57 compared to $0.33 in the prior year quarter. The increases were primarily the result of the impact of revenue growth particularly in our higher margin offshore regions, improved gross margin performance, and fewer diluted shares outstanding compared to the prior year quarter.
•Net income margin increased to 6.6% compared to 4.6% in the prior year quarter.
•Non-GAAP adjusted net income increased to $9.6 million compared to $8.0 million in the prior year quarter (see Exhibit 1 for reconciliation).
•Non-GAAP adjusted diluted earnings per share increased to $0.59 compared to $0.44 in the prior year quarter (see Exhibit 1 for reconciliation). The increase per share was primarily attributable to the impact of higher revenue, improved operating margins and a lower share count.
Non-GAAP adjusted EBITDA
•Adjusted EBITDA increased to $16.5 million compared to $14.3 million in the prior year quarter (see Exhibit 2 for reconciliation).
•Adjusted EBITDA margin increased to 11.8% compared to 10.8% in the prior year quarter (see Exhibit 2 for reconciliation).

Cash Flow and Balance Sheet
•Repurchased approximately 3.6 million shares from TRGI for an aggregate price of $70 million during the second quarter of fiscal 2025.
•Capital expenditures were $4.3 million compared to $2.9 million in the prior year quarter. The increase in capital expenditures during this quarter was driven by capacity expansion to meet growing demand in our offshore and nearshore regions.
•Cash flow from operating activities was $1.1 million compared to $(1.6) million in the prior year quarter. Free cash flow was $(3.2) million compared to $(4.5) million in the prior year quarter (see Exhibit 3 for reconciliation).
•Net debt was $13.7 million compared to net cash of $61.2 million as of June 30, 2024 (see Exhibit 4 for reconciliation). The utilization of cash and debt is primarily attributable to the share repurchase from TRGI.

“We achieved strong top and bottom line second quarter results. We accelerated our top-line momentum with over 6% revenue growth, driven by new client wins over the last year and continued expansion of our embedded client base made possible by our strong service delivery,” said Taylor Greenwald, CFO of ibex.

“Our profitability continues to improve, where for 10 of the last 11 quarters we have delivered year-over-year adjusted EBITDA margin expansion, enabling strategic investments in AI capabilities and sales resources. These results instill continued confidence in the execution of our strategy throughout 2025, enabling us to raise our fiscal year guidance and continue to return value to shareholders.”

Raised Fiscal Year 2025 Guidance
•     Revenue is expected to be in the range of $525 to $535 million versus a previous range of $515 to $525 million.
•Adjusted EBITDA is expected to be in the range of $68 to $69 million versus a previous range of $67 to $69 million.
•Capital expenditures are expected to remain in the range of $15 to $20 million.

Conference Call and Webcast Information
IBEX Limited will host a conference call and live webcast to discuss its second quarter of fiscal year 2025 financial results at 4:30 p.m. Eastern Time today, February 6, 2025. We will also post to this section of our website the earning slides, which will accompany our conference call and live webcast, and encourage you to review the information that we make available on our website.
Live and archived webcasts can be accessed at: https://investors.ibex.co/.
Financial Information
This announcement does not contain sufficient information to constitute an interim financial report as defined in Financial Accounting Standards ASC 270, “Interim Reporting.” The financial information in this press release has not been audited.
Non-GAAP Financial Measures
We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance and liquidity. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as evaluate our underlying historical performance, as we believe that these non-GAAP financial measures provide a more helpful depiction of our performance of the business by encompassing only relevant and manageable events, enabling us to evaluate and plan more effectively for the future. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our operating results as reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures and ratios are not measurements of our performance, financial condition or liquidity under GAAP and should not be considered as alternatives to operating profit or net income / (loss) or as alternatives to cash flow from operating, investing or financing activities for the period, or any other performance measures, derived in accordance with GAAP.
ibex is not providing a quantitative reconciliation of forward-looking non-GAAP adjusted EBITDA to the most directly comparable GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, non-recurring expenses, foreign currency gains and losses, and share-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Forward Looking Statements
In addition to historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, and our strategies, priorities and business plans. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could impact our actual results include: our ability to attract new business and retain key clients; our profitability based on our utilization, pricing and managing costs; the potential for our clients or potential clients to consolidate; our clients deciding to enter into or further expand their insourcing activities and current trends toward outsourcing services may reverse; general economic uncertainty in global markets and unfavorable economic conditions, including inflation, rising interest rates, recession, foreign exchange fluctuations and supply-chain issues; our ability to manage our international operations, particularly in the Philippines, Jamaica, Pakistan and Nicaragua; natural events, health epidemics, global geopolitical conditions, including developing or ongoing conflicts, widespread civil unrest, terrorist attacks and other attacks of violence involving any of the countries in which we or our clients operate; our ability to anticipate, develop and implement information technology solutions that keep pace with evolving industry standards and changing client demands, including the effective adoption of Artificial Intelligence into our offerings; our ability to recruit, engage, motivate, manage and retain our global workforce; our ability to comply with applicable laws and regulations, including those regarding privacy, data protection and information security, employment and anti-corruption; the effect of cyberattacks or cybersecurity vulnerabilities on our information technology systems; our ability to realize the anticipated strategic and financial benefits of our relationship with Amazon; the impact of tax matters, including new legislation and actions by taxing authorities; and other factors discussed in the “Risk Factors” described in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and past filings on Form 20-F, and any other risk factors we include in subsequent filings with the SEC. Because of these uncertainties, you should not make any investment decisions based on our estimates and forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this press release whether as a result of new information, future events or otherwise.

IR Contact:  Michael Darwal, EVP, Investor Relations, ibex, michael.darwal@ibex.co
Media Contact:  Daniel Burris, VP, Marketing and Communication, ibex, daniel.burris@ibex.co

IBEX LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2024	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$20,206	$62,720
Accounts receivable, net	120,581	98,366
Prepaid expenses	6,905	7,712
Due from related parties	317	192
Tax advances and receivables	8,968	9,080
Other current assets	2,039	1,888
Total current assets	159,016	179,958

Non-current assets
Property and equipment, net	32,168	29,862
Operating lease assets	54,057	59,145
Goodwill	11,832	11,832
Deferred tax asset, net	5,052	4,285
Other non-current assets	10,373	8,822
Total non-current assets	113,482	113,946
Total assets	$272,498	$293,904

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$19,924	$16,719
Accrued payroll and employee-related liabilities	33,278	30,674
Current deferred revenue	7,223	4,749
Current operating lease liabilities	12,208	12,051
Current maturities of long-term debt	8,217	660
Convertible debt	25,000	—
Due to related parties	149	60
Income taxes payable	4,643	6,083
Total current liabilities	110,642	70,996

Non-current liabilities
Non-current deferred revenue	1,119	1,128
Non-current operating lease liabilities	48,286	53,441
Long-term debt	695	867
Other non-current liabilities	2,819	1,673
Total non-current liabilities	52,919	57,109
Total liabilities	163,561	128,105

Stockholders' equity
Common stock	1	2
Additional paid-in capital	212,116	210,200
Treasury stock	(101,606)	(25,367)
Accumulated other comprehensive loss	(7,250)	(7,913)
Retained earnings / (deficit)	5,676	(11,123)
Total stockholders' equity	108,937	165,799
Total liabilities and stockholders' equity	$272,498	$293,904

14IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Revenue	$140,682	$132,634	$270,399	$257,243

Cost of services (exclusive of depreciation and amortization presented separately below)	98,762	95,884	188,803	184,080
Selling, general and administrative	25,706	24,857	51,921	47,897
Depreciation and amortization	4,286	4,946	8,655	9,988
Total operating expenses	128,754	125,687	249,379	241,965
Income from operations	11,928	6,947	21,020	15,278

Interest income	311	512	894	1,098
Interest expense	(620)	(111)	(782)	(215)
Income before income taxes	11,619	7,348	21,132	16,161

Provision for income tax expense	(2,351)	(1,273)	(4,333)	(2,661)
Net income	$9,268	$6,075	$16,799	$13,500

Other comprehensive income
Foreign currency translation adjustments	$(911)	$679	$477	$(22)
Unrealized (loss) / gain on cash flow hedging instruments, net of tax	(193)	395	186	201
Total other comprehensive (loss) / income	(1,104)	1,074	663	179
Total comprehensive income	$8,164	$7,149	$17,462	$13,679

Net income per share
Basic	$0.61	$0.34	$1.05	$0.75
Diluted	$0.57	$0.33	$1.00	$0.72

Weighted average common shares outstanding
Basic	15,126	17,885	16,007	18,084
Diluted	16,456	18,440	16,977	18,667

IBEX LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,268	$6,075	$16,799	$13,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,286	4,946	8,655	9,988
Noncash lease expense	3,083	3,297	6,409	6,522
Warrant contra revenue	—	307	—	594
Deferred income tax	(637)	52	(767)	296
Share-based compensation expense	1,235	1,427	1,905	2,275
Allowance of expected credit losses	240	(5)	323	6
Change in assets and liabilities:
Increase in accounts receivable	(14,856)	(14,544)	(22,505)	(18,336)
Decrease / (increase) in prepaid expenses and other current assets	722	(936)	(1,013)	(2,192)
(Decrease) / increase in accounts payable and accrued liabilities	(1,496)	338	3,078	544
Increase in deferred revenue	2,386	673	2,465	301
Decrease in operating lease liabilities	(3,090)	(3,267)	(6,446)	(6,451)
Net cash inflow / (outflow) from operating activities	1,141	(1,637)	8,903	7,047

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,319)	(2,892)	(7,949)	(4,944)
Net cash outflow from investing activities	(4,319)	(2,892)	(7,949)	(4,944)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	9,100	59	9,160	96
Repayments of line of credit	(1,600)	(59)	(1,660)	(148)
Proceeds from the exercise of options	342	6	724	11
Principal payments on finance leases	(182)	(116)	(353)	(204)
Purchase of treasury shares	(46,562)	(8,442)	(51,369)	(10,274)
Net cash outflow from financing activities	(38,902)	(8,552)	(43,498)	(10,519)
Effects of exchange rate difference on cash and cash equivalents	(19)	68	30	3
Net decrease in cash and cash equivalents	(42,099)	(13,013)	(42,514)	(8,413)
Cash and cash equivalents, beginning	62,305	62,029	62,720	57,429
Cash and cash equivalents, ending	$20,206	$49,016	$20,206	$49,016

IBEX LIMITED AND SUBSIDIARIES
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
EXHIBIT 1: Adjusted net income, adjusted net income margin, and adjusted earnings per share

We define adjusted net income as net income before the effect of the following items: warrant contra revenue, foreign currency gain / loss, and share-based compensation expense, net of the tax impact of such adjustments. We define adjusted net income margin as adjusted net income divided by revenue. We define adjusted earnings per share as adjusted net income divided by weighted average diluted shares outstanding.

The following table provides a reconciliation of net income to adjusted net income, net income margin to adjusted net income margin, and diluted earnings per share to adjusted earnings per share for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
($000s, except per share amounts)	2024	2023	2024	2023
Net income	$9,268	$6,075	$16,799	$13,500
Net income margin	6.6%	4.6%	6.2%	5.2%

Warrant contra revenue	—	307	—	594
Foreign currency (gain) / loss	(912)	697	545	(100)
Share-based compensation expense	1,235	1,427	1,905	2,275
Total adjustments	$323	$2,431	$2,450	$2,769
Tax impact of adjustments[1]	24	(482)	(602)	(671)
Adjusted net income	$9,615	$8,024	$18,647	$15,598
Adjusted net income margin	6.8%	6.0%	6.9%	6.1%

Diluted earnings per share	$0.57	$0.33	$1.00	$0.72
Per share impact of adjustments to net income	0.02	0.11	0.11	0.11
Adjusted earnings per share	$0.59	$0.44	$1.11	$0.84

Weighted average diluted shares outstanding	16,456	18,440	16,977	18,667

1The tax impact of each adjustment is calculated using the effective tax rate in the relevant jurisdictions.

EXHIBIT 2:  EBITDA, adjusted EBITDA, and adjusted EBITDA margin
EBITDA is a non-GAAP profitability measure that represents net income before the effect of the following items: interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before the effect of the following items: interest income, warrant contra revenue, foreign currency gain / loss, and share-based compensation expense. Adjusted EBITDA margin is a non-GAAP profitability measure that represents adjusted EBITDA divided by revenue.

The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA and net income margin to adjusted EBITDA margin for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
($000s)	2024	2023	2024	2023
Net income	$9,268	$6,075	$16,799	$13,500
Net income margin	6.6%	4.6%	6.2%	5.2%

Interest expense	620	111	782	215
Income tax expense	2,351	1,273	4,333	2,661
Depreciation and amortization	4,286	4,946	8,655	9,988
EBITDA	$16,525	$12,405	$30,569	$26,364
Interest income	(311)	(512)	(894)	(1,098)
Warrant contra revenue	—	307	—	594
Foreign currency (gain) / loss	(912)	697	545	(100)
Share-based compensation expense	1,235	1,427	1,905	2,275
Adjusted EBITDA	$16,537	$14,324	$32,125	$28,035

Adjusted EBITDA margin	11.8%	10.8%	11.9%	10.9%

EXHIBIT 3: Free cash flow

We define free cash flow as net cash provided by operating activities less capital expenditures.

	Three Months Ended December 31,		Six Months Ended December 31,
($000s)	2024	2023	2024	2023
Net cash provided by operating activities	$1,141	$(1,637)	$8,903	$7,047
Less: capital expenditures	4,319	2,892	7,949	4,944
Free cash flow	$(3,178)	$(4,529)	$954	$2,103
EXHIBIT 4: Net (debt) / cash

We define net (debt) / cash as total cash and cash equivalents less debt.

	December 31,	June 30,
($000s)	2024	2024
Cash and cash equivalents	$20,206	$62,720

Debt
Current	$8,217	$660
Convertible debt	25,000	—
Non-current	695	867
Total debt	$33,912	$1,527
Net (debt) / cash	$(13,706)	$61,193